Exhibit 6.35

                              TRADEMARK ASSIGNMENT


This Agreement is made this 9th day of December, 1998 by and between H. Dieter Braun, a citizen of Germany having his address at Schrenckweg 1, 85658 Egmating, Germany ("Assignor") and iQ Battery Research & Development GmbH, a German corporation having offices at Inselkammrstr. 4, 8008 Unterhaching, Germany ("Assignee").

     WHEREAS, Assignor is listed as owner of German Trademark Registration No. 2,061,981 for IQ and Design (the "Trademark");

     WHEREAS, Assignor wishes for all rights and interest in such trademark registration and trademark in Germany to be transferred to and owned by Assignee;

     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending for the Assignor and the Assignor's successors and assigns, and Assignee and Assignee's successors and assigns to be legally bound hereby, the parties hereby agree as follows:

1. Assignors hereby confirms the assignment of the Trademark as provided for in the Contract Concerning industrial Property Rights and Know-How between Assignor and Peter E. Braun and Assignee and dated March 15, 1995. To the extent that such assignment may have been ineffective to transfer all rights, title and interest in the Trademark from Assignor to Assignee, Assignor hereby assigns all such rights, title and interest in the Trademark to Assignee.

2. Assignor hereby agrees to execute all documents, and do all things that may be reasonably required by Assignee to fully and properly secure, protect and perfect in Assignee its rights title and interest in the Patent Rights.

3. No course of dealing between Assignor and Assignee, nor any failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of the Agreement in any jurisdiction.

5. This Agreement is subject to modification only by a writing signed by the parties.

6. The benefits and burdens of the Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

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     IN WITNESS  WHEREOF,  the  Assignor  and the duly  authorized  officers  of
Assignee have executed this Agreement.

                                   ASSIGNOR:


                                   /s/ H. Dieter Braun
                                   ----------------------------------
                                   H. Dieter Braun



                                   ASSIGNEE:
                                   iQ Battery Research & Development GmbH


                                       /s/ Peter E. Braun
                                   By: ------------------------------
                                   Name: Peter E. Braun
                                   Title: President